UNISYS CORPORATION
    SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME PLAN AS AMENDED AND RESTATED
                        EFFECTIVE APRIL 11, 1988
                   (As Amended Through May 22, 1997)

                               PREAMBLE

The Unisys Corporation Supplemental Executive Retirement Income Plan, as amended and restated effective April 1, 1988 (the "Supplemental Plan"), was adopted by Unisys Corporation (the "Company") to provide for the payment of supplemental pension benefits to certain employees who retire under the terms of the Unisys Pension Plan (the "Company Plan"). Capitalized terms which are used and not otherwise defined in this Supplemental Plan have the same definition assigned to them in the Company Plan.

The Supplemental Plan was originally adopted by Burroughs Corporation, effective January 1, 1976, and prior to April 1, 1988, was known as the Burroughs Corporation Supplemental Executive Retirement Income Plan (the "Burroughs Plan"). The Burroughs Plan provided for the payment of supplemental pension benefits to employees of the Company who participated in the Burroughs Employees' Retirement Income Plan. Prior to April 1, 1988, the Company also maintained the Sperry Excess Benefit Plan (the "Sperry Plan") which provided for the payment of supplemental pension benefits to employees of the Company who participated in Part A of the Sperry Retirement Program. (The Burroughs Plan and Sperry Plan will be collectively referred to hereinafter as the "Prior Plan(s).") Effective April 1, 1988, supplemental pension benefits will be provided to employees who participate in the Unisys Pension Plan pursuant to the terms of the Supplemental Plan.

The provisions of Part IV of the Supplemental Plan (effective from April
1, 1988 through May 31, 1988) have been amended and restated effective June 1, 1988 and Part IV has been renamed the Unisys Corporation Elected Officers' Pension Plan. The provisions of that Plan are set forth in a separate plan document.

Purpose

The Supplemental Plan (which consolidates the provisions of Parts I and II of the Burroughs Plan) provides for the payment of pension benefits that would have been paid under the Company Plan but for the benefit limitations imposed by the Internal Revenue Code (the "Code"). The Supplemental Plan also provides for the payment of pension benefits that would have been paid under the Company Plan if deferred salary and annual bonuses had been included in the calculation of the employee's Compensation.

Effective Date

The Effective Date of the Supplemental Plan, as amended and restated, is April 1, 1988.

Any former Employee who has retired or terminated employment before April 1, 1988 shall receive no additional rights as a result of this amended and restated Supplemental Plan, but shall have his right to benefits, if any, determined in accordance with the terms of the Prior Plan in effect on the date of his retirement or other termination of employment.

ARTICLE I - SUPPLEMENTAL BENEFITS

1.1   Eligibility

      (a) Each Employee who is a Participant in the Company Plan and whose pension benefits payable under the Company Plan are limited by the compensation or benefit limitations set forth in Sections 401(a)(17) or 415 of the Code shall be eligible for the benefits described in Section 1.2(a)(1) hereunder.

      (b) Each Employee who is a Participant in the Company Plan and who has elected to defer bonus payments payable under the Unisys Senior Manager Bonus Plan or the Unisys Executive Bonus Plan (or under any predecessor or successor annual bonus plan) or who has elected to defer salary under an arrangement approved by the Board of Directors of the Company, which deferred amounts would otherwise have been payable in the final 120 full consecutive months of active employment shall be eligible for the benefits described in Section 1.2(a)(2) hereunder.

      (c) An Employee who terminates employment prior to earning a vested right in his accrued benefit under the Company Plan will not be eligible to receive the benefits provided hereunder.

1.2   Calculation of Supplemental Pension Benefit

      (a) Subject to subsection (b), an eligible Employee or the Employee's Beneficiary, if applicable, shall be entitled to receive a supplemental pension benefit equal to the pension benefit that would have been paid to the Employee or Beneficiary under the terms of the Company Plan, calculated as if:

           (1) the Company Plan were administered without regard to the special benefit limitations imposed under Sections 401(a)(17) or 415 of the Code; and

           (2) any annual bonus or variable compensation amount payable under the Unisys Senior Manager Bonus Plan, the Unisys Executive Bonus Plan or the Unisys Executive Variable Compensation Plan (or any predecessor or successor annual bonus or variable compensation plan) and deferred by the Employee, and any salary amounts deferred under an arrangement approved by the Board of Directors of the Company, had been included in the Employee's Compensation in the month in which the Employee would have received the bonus or variable compensation amount or salary (but for the Employee's election to defer).

      (b) The supplemental pension benefit calculated under Subsection (a) shall be reduced by any benefit payable under the Company Plan, calculated as if such benefit is payable in the same form as the benefit payable under the Supplemental Plan. The calculation will be made by utilizing methods and assumptions that the Committee deems to be reasonable.

      (c) For purposes of Subsection (a)(2), the subsequent receipt of any deferred annual bonus amount or salary included in the Employee's Final Average Compensation under the Company Plan shall not be considered for purposes of benefit calculation hereunder.

ARTICLE II - GENERAL PROVISIONS OF THE SUPPLEMENTAL PLAN

2.1     Survivor Benefits

The pre-retirement surviving spouse benefit provisions and the normal and optional forms of retirement income provisions which apply under the Company Plan shall also apply under this Supplemental Plan.

2.2     Forfeiture of Benefits

Any benefit payable under this Supplemental Plan shall be forfeitable in the event it is found by the Committee that a retired member hereunder, either during or following termination of employment with the Company, willfully engaged in any activity which is determined by the Committee to be materially adverse or detrimental to the interests of the Company, including any activity which might reasonably be considered by the Committee to be of a nature warranting dismissal of an employee for cause. If the Committee so finds, it may suspend benefits to such retired member and, after furnishing notice to the retired member, may terminate benefits under this Supplemental Plan. The Committee will consider in its deliberation relative to this provision any explanation or justification submitted to it in writing by the retired member within 60 days following the giving of such notice.

Except as heretofore provided for in this Section 2.2, the acceptance by a retired member of any benefit under this Supplemental Plan shall constitute an agreement with the provisions of this Supplemental Plan and a representation that he or she is not engaged or employed in any activity serving as a basis for suspension or forfeiture of benefits hereunder. The Committee may require each retired member eligible for a benefit under this Supplemental Plan to acknowledge in writing prior to payment of such benefit that he or she will accept payment of benefits under this Supplemental Plan only if there is no basis for such suspension or forfeiture.

2.3     Administration

This Supplemental Plan shall be administered by the committee (the "Committee") appointed by the Board of Directors to administer the Company Plan. The Committee shall administer this Supplemental Plan in a manner consistent with the administration of the Company Plan, except that this Supplemental Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code. The Committee's decision in all matters involving the interpretation and application of this Supplemental Plan shall be final.

2.4     Payment of Benefits

Payment of benefits under this Supplemental Plan shall be coincident with and in the same form as the payment of the limited benefit payments made to the employee or on his behalf to his beneficiaries under the Company Plan.

2.5     Employees' Rights

An employee's rights, or the rights of an employee's beneficiary, under this Supplemental Plan, except as to eligibility for a vested benefit and except as specifically altered by the terms of this Supplemental Plan shall be the same as such person's rights under the Company Plan, except that such person shall not be entitled to the payment of any benefits under this Plan from the trust established under the Company Plan. Benefits under this Supplemental Plan shall be payable from the general assets of the Company.

2.6     Amendments and Discontinuance

The Company expects to continue this Supplemental Plan indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Company should amend or discontinue this Supplemental Plan, the Company shall be liable for any benefits accrued under this Supplemental Plan as of the date of such action. Any change to the Plan which adversely affects a Participant's or Beneficiary's rights to benefits and/or the amount, form and manner in which benefits are accrued, vested and/or paid shall not affect the Participant's or Beneficiary's benefits accrued up to the date of the change. Changes which adversely affect the Participant's or Beneficiary's rights under the Plan may only take effect on the adoption date of the change and on a going forward basis.